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EXHIBIT 99.1

FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
September 3, 2003                                    fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com


               TOLL BROTHERS ANNOUNCES REDEMPTION OF 7 3/4% SENIOR
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                          SUBORDINATED NOTES DUE 2007
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Huntingdon Valley, PA, September 3, 2003 -- Toll Brothers, Inc. (NYSE: TOL),
today announced that on October 6, 2003, it will redeem all of its $100 million of Toll Corp. 7 3/4% Senior Subordinated Notes due 2007 at 102.583% of principal amount plus accrued interest. The redemption will result in a pre-tax charge in the Company's fourth quarter of fiscal 2003 of approximately $3.3 million.

On September 3, 2003, the Company completed an offering of $250 million of 5.95 % Senior Notes due September 15, 2013. The Company will use the proceeds of that offering to redeem the 7 3/4% Senior Subordinated Notes outstanding and for general corporate purposes including working capital requirements. The 5.95% Senior Notes were issued in a Rule 144A transaction; they have not and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 5.95% Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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